===================================================================================================================

                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                     FORM 8-K

                                                  CURRENT REPORT

                                      Pursuant to Section 13 or 15(d) of the
                                          Securities Exchange Act of 1934

                         Date of Report (Date of earliest event reported): March 27, 2001

                                        SOUTHERN CALIFORNIA EDISON COMPANY
                              (Exact name of registrant as specified in its charter)

                 CALIFORNIA                           001-2313                              95-1240335
     (State or principal jurisdiction of          (Commission file                       (I.R.S. employer
       incorporation or organization)                  number)                          identification no.)

                                             2244 Walnut Grove Avenue
                                                  (P.O. Box 800)
                                            Rosemead, California 91770
                           (Address of principal executive offices, including zip code)

                                                   626-302-1212
                               (Registrant's telephone number, including area code)

===================================================================================================================

Items 1 through 4, 6, 8 and 9 are not included because they are inapplicable.

Item 5.  Other Events

On April 9, 2001, Edison International (EIX) and its electric utility subsidiary, Southern California Edison
Company (SCE), signed a memorandum of understanding (MOU) with the California Department of Water Resources
(CDWR) regarding the California energy crisis and its effects on SCE.  California Governor Gray Davis and his representatives participated in the negotiation of the MOU, and Governor Davis endorsed implementation of all the elements of the MOU.  The MOU sets forth a comprehensive plan calling for legislation, regulatory action and definitive agreements to resolve important aspects of the energy crisis, and which is expected to help restore
SCE's creditworthiness and liquidity.  A copy of the MOU is attached as Exhibit 99.1  Key elements of the MOU include:

o        SCE will sell its transmission assets to the CDWR, or another authorized California state agency, at a price equal to 2.3 times their aggregate book value, or approximately $2.76 billion.  If a sale of the transmission assets is not completed under certain circumstances, SCE's hydroelectric assets and other rights may be sold to the state in their place.  SCE will use the proceeds of the sale in excess of book value to reduce its undercollected costs and retire outstanding debt incurred in financing those costs.  SCE will agree to operate and maintain the transmission assets for at least three years, for a fee to be negotiated.

o        Two dedicated rate components will be established to assist SCE in recovering the net undercollected amount of its power procurement costs through January 31, 2001, estimated to be approximately $3.5 billion.
     The first dedicated rate component will be used to securitize the excess of the undercollected amount over the expected gain on sale of SCE's transmission assets, as well as certain other costs.  Such securitization will occur as soon as reasonably practicable after passage of the necessary legislation and satisfaction of other conditions of the MOU. The second dedicated rate component would not be securitized and would not appear in rates unless the transmission sale failed to close within a two-year period.  The second component is designed to allow SCE to obtain bridge financing of the portion of the undercollection intended to be recovered through the gain on the transmission sale.

o        SCE will continue to own its generation assets, which will be subject to cost-based ratemaking, through
     2010.  SCE will be entitled to collect revenues sufficient to cover its costs from January 1, 2001 associated with the retained generation assets and existing power contracts.  The MOU calls for the
     California Public Utilities Commission (CPUC) to adopt cost recovery mechanisms consistent with SCE obtaining and maintaining an investment grade credit rating.

o        The CDWR will assume the entire responsibility for procuring the electricity needs of retail customers within SCE's service territory through December 31, 2002, to the extent that those needs are not met by generation sources owned by or under contract to SCE.  (The unmet needs are referred to as SCE's "net short position".)  SCE will resume procurement of its net short position after 2002.  The MOU calls for the CPUC to adopt cost recovery mechanisms to make it financially practicable for SCE to reassume this responsibility.

o        SCE's authorized return on equity will not be reduced below its current level of 11.6% before
     December 31, 2001.  Through the same date, a ratemaking capital structure for SCE will not be established with different proportions of common equity or preferred equity to debt than set forth in current authorizations.  These measures are intended to enable SCE to achieve and maintain an investment grade credit rating.

o        EIX and SCE will commit to make capital investments in SCE's regulated businesses of at least $3 billion through 2006, or a lesser amount approved by the CPUC.  The equity component of the investments will be funded from SCE's retained earnings or, if necessary, from equity investments by EIX.

o        An affiliate of EIX will execute a contract with the CDWR or another state agency for the provision of power to the state at cost-based rates for ten years from a power project currently under development.  The
     EIX affiliate will use all commercially reasonable efforts to place the first phase of the project into service before the end of Summer 2001.

o        SCE will grant perpetual conservation easements over approximately 21,000 acres of lands associated with
     SCE's Big Creek and Eastern Sierra hydroelectric facilities.  The easements initially will be held by a trust for the benefit of the State of California, but ultimately may be assigned to nonprofit entities or certain governmental agencies.  SCE will be permitted to continue utility uses of the subject lands.

o        After the other elements of the MOU are implemented, SCE will enter into a settlement of or dismiss its federal district court lawsuit against the CPUC seeking recovery of past undercollected costs.  The settlement or dismissal will include related claims against the State of California or any of its agencies, or against the federal government.

The parties agree in the MOU that each of its elements is part of an integrated package, and effectuation of each element will depend upon effectuation of the others.  To implement the MOU, numerous actions must be taken by the parties and by other agencies of the State of California.  The California Legislature must enact legislation to authorize purchase of SCE's transmission system or other assets, establish the dedicated rate components, authorize and/or direct the CPUC to take certain actions, and authorize other agreements and actions.  The CPUC must also adopt the dedicated rate components and financing orders, modify existing decisions, and take various ratemaking and other actions.  The CDWR and other state agencies must enter into definitive agreements for the purchase of assets from SCE and to embody various other elements of the MOU.  The sale of SCE's transmission system and other elements of the MOU must be approved by the Federal Energy Regulatory Commission (FERC).  SCE,
EIX and the CDWR committed in the MOU to proceed in good faith to sponsor and support the required legislation and to negotiate in good faith the necessary definitive agreements.  The California Legislature, the CPUC, the
FERC, and other governmental entities on whose part action will be necessary to implement the MOU are not parties to the MOU.

The MOU may be terminated by either SCE or CDWR if required legislation is not adopted and definitive agreements executed by August 15, 2001, or if the CPUC does not adopt required implementing decisions within 60 days after the MOU was signed, or if certain other adverse changes occur.  EIX and SCE cannot provide assurance that all the required legislation will be enacted, regulatory actions taken, and definitive agreements executed before the applicable deadlines.

EIX and SCE believe that the MOU is an important step towards an acceptable resolution of the major issues affecting EIX and SCE as a result of the California energy crisis, including restoring their creditworthiness and creating a positive framework for future financial stability, but achievement of those results is not assured.  A
California voter initiative or referendum previously has been threatened against any measures that would raise consumer rates or aid California's investor-owned utilities.  In addition, execution of the MOU does not eliminate the possibility that any of SCE's creditors could take steps to force SCE into bankruptcy proceedings.

On April 6, 2001, Pacific Gas and Electric Company (PG&E) announced that it had filed for reorganization under
Chapter 11 of the United States Bankruptcy Code.  PG&E said that neither its parent holding company nor any of the parent's other subsidiaries are affected by PG&E's filing.  PG&E cited as reasons for its bankruptcy filing the failure by the State of California to assume full procurement responsibility for PG&E's net short position, the CPUC's actions on March 27 and April 3, 2001 that created new payment obligations for PG&E, lack of progress in negotiations with the state to provide recovery of power purchase costs, the CPUC's adoption of an illegal and retroactive accounting change, and the slow progress of discussions with Governor Davis's representatives.  The actions of the CPUC cited by PG&E are discussed below.

SCE is still working to avoid bankruptcy, despite PG&E's announcement that it is filing for bankruptcy court protection.  EIX and SCE continue to believe that a comprehensive solution to the current crisis through agreements, legislation and regulatory actions, as contemplated by the MOU, is a preferable course of action.
Neither EIX nor SCE can predict the impact of PG&E's bankruptcy on implementation of the MOU and on EIX's and
SCE's other efforts to resolve their current financial and liquidity problems.

On March 27, 2001, the CPUC unanimously adopted several significant decisions regarding California's current energy crisis.  The CPUC's March 27 decisions deal with complex matters and in many respects are unclear or ambiguous.  Many elements of the decisions will be developed further in ongoing proceedings, the timing of which is uncertain.  EIX and SCE are still analyzing the decisions and cannot yet state with certainty the impacts of the decisions on them.  EIX and SCE believe that the CPUC, by increasing rates in its March 27 decisions, has taken a positive step to address the general disparity between high wholesale power costs and frozen retail rates.  However, several aspects of the decisions are not helpful to SCE's efforts to recover its own costs and regain creditworthiness.  Key components of the decisions will have to be modified to implement the MOU.
Although CPUC representatives participated in the negotiation of the MOU, the CPUC is not a party to it.  The MOU acknowledges that the CPUC is an independent regulatory agency which may within its discretion determine to adopt or not adopt the actions and approvals described in the MOU.  Important provisions of the CPUC's March 27 decisions which may be adverse to SCE include at least the following:

o        The CPUC adopted methods for calculating the revenues that SCE must pay over to the CDWR to reimburse the CDWR for power purchased on behalf of SCE's customers.  SCE believes the calculation methods will leave
     SCE without sufficient revenues to cover its generation, purchased power and transition costs.  To implement the MOU, the CPUC will need to modify the calculation methods and provide reasonable assurance that SCE will be able to recover its ongoing costs.

o        The CPUC ordered SCE to immediately make payments to the CDWR and power suppliers that are qualifying facilities (QFs), but did not address SCE's past undercollected power procurement costs.  To implement the
     MOU, the CPUC will need to adopt mechanisms for SCE to recover its past costs.

o        The CPUC also made dramatic, retroactive changes in regulatory accounting mechanisms that, in effect, provide for recovery of past procurement costs but cause generation-related transition costs to be undercollected.  This situation, if not changed, would require SCE and EIX to take substantial charges against earnings in their fourth quarter and year-end financial results.  The changes also may materially and adversely affect future financial results.  To implement the MOU, the CPUC will need to modify these changes.  While EIX and SCE believe that implementation of the MOU should enable SCE to recover its costs, under applicable accounting standards the fourth quarter charges may still be required pending adoption by the CPUC of the cost recovery mechanisms contemplated by the MOU.  (See the discussion below about possible write-offs.)

EIX and SCE believe that in some respects the CPUC's decisions are unlawful and unconstitutional.  Key provisions of the CPUC's decisions are discussed further below.

In an interim order adopted on March 27, 2001, the CPUC granted SCE and other California utilities a rate increase in the form of a three-cents per kilowatt-hour (kWh) surcharge on electricity sold, effective immediately.  However, the three-cent surcharge will not be collected in rates until the CPUC establishes an appropriate rate design.  The CPUC proposed a tiered rate design in an assigned commissioner's ruling and asked for comments.  The assigned commissioner said the tiered rate design is intended to encourage conservation by requiring customers to pay more for electricity above a threshold usage level.  The three-cent surcharge will not apply to residential electricity usage below 130% of baseline rates or to certain low-income customers.  The CPUC will hold hearings on the rate design and may not issue a decision until some time in May 2001.  SCE has asked the CPUC to immediately adopt an interim rate increase that would allow the rate change to go into effect sooner.

The CPUC stated in its interim order that SCE is to use revenue generated by the three-cent surcharge to pay power costs incurred after March 27, 2001.  SCE must refund the surcharge to ratepayers if SCE does not properly use it to pay for power purchases.  If any refunds of power costs are obtained from power generators and sellers, those refunds will be used to reduce customer rates or to pay power costs.  SCE also must refund the three-cent surcharge to the extent that any court or administrative body denies refunds from power generators or sellers in a proceeding where recovery is hampered by lack of cooperation from SCE.  The CPUC also affirmed that an earlier one-cent per kWh surcharge granted on January 4, 2001 is now permanent under California legislation adopted in
February 2001, known as AB1X.  The CPUC stated that revenues from the one-cent surcharge must be used to pay for power purchases and not for any other costs.  The CPUC ordered that the three-cent surcharge must be added to the rate paid to the CDWR to reimburse the CDWR for its costs of purchasing power for delivery to SCE's customers.

In another interim order on March 27, 2001, the CPUC ordered SCE to pay the CDWR for each kWh that the CDWR sells to SCE's customers, at a price equal to SCE's applicable generation-related retail rate as in effect on
January 5, 2001.  The CPUC determined that the generation-related retail rate should be equal to SCE's total bundled electric rate (including the one-cent surcharge adopted on January 4, 2001) less certain non-generation-related rates or charges.  The CPUC determined that the applicable rate is 7.277 cents per kWh for electricity delivered by the CDWR to SCE's retail customers after February 1, 2001, until more specific rates are calculated.  For the period of January 19 through January 31, 2001, the CPUC ordered SCE to pay the CDWR at a rate of 6.277 cents per kWh for power delivered on an interim basis to SCE's customers.  The CPUC ordered SCE to pay the CDWR daily within 45 days after the CDWR supplies power to SCE's retail customers, subject to penalties for each day that payment is late.  Under the CPUC's decisions, the CDWR currently is entitled to be paid each day an amount equal to the number of kWh that the CDWR provided 45 days earlier multiplied by 7.277 cents per kWh
(which will increase to 10.277 cents per kWh for electricity delivered after March 27, 2001, due to the 3-cent surcharge described above).

In the interim order, the CPUC directed SCE to immediately pay sums owed to the CDWR for certain past purchases of power for SCE's customers.  SCE paid $43.5 million to the CDWR on March 28, 2001, for the period of January 19 through February 11, 2001.  Based on the CPUC order, the rate for purchases from January 19 through January 31 was 6.277 cents per kWh, and for purchases from February 1 through February 11 the rate was 7.277 cents per kWh.

In addition, the interim order proposed a method by which the California Procurement Adjustment (CPA) should be calculated.  The CPA was established by AB1X.  The CPA is used to determine the amount of bonds the CDWR can issue to finance its power purchases.  All or a portion of the CPA may be allocated by the CPUC to reimburse the
CDWR for its power purchases on behalf of utility customers.  AB1X requires the CPUC to determine (1) the CPA, which is the portion of each electric utility's electric retail rate effective on January 5, 2001 that is equal to the difference between the generation-related component of the utility's retail rate in effect on January 5,
2001, and the sum of the costs of the utility's own generation, QF contracts, existing bilateral contracts and ancillary services, and (2) the amount of the CPA that is allocable to the power sold by the CDWR.  In its
March 27 decision, the CPUC proposed that the CPA should be a set rate calculated by determining each utility's generation-related revenues (for SCE this would be equal to 7.277 cents per kWh multiplied by total kWh sales by
SCE to retail customers), then subtracting each utility's statutorily authorized generation-related costs, and dividing the result by each utility's total kWh sales.  The CPUC states in the March 27 decision that each utility's CPA rate will be used to determine a proposed CPA revenue amount, which can be used by the CDWR to begin the process of issuing bonds.  AB1X provides that the CDWR cannot issue bonds in an aggregate amount greater than four times the annual revenues generated by the CPA.

SCE filed comments on the proposed CPA calculation method on March 29 and April 2, 2001.  In the limited time available to consider the impact of the CPUC's March 27 decisions, SCE estimated that its future revenues will not be sufficient to cover its own costs of retained generation and power purchases.  SCE provided a forecast showing that the net effect of the rate increases described above, the decision on QF payments described below, and the payments ordered to be made to CDWR could result in a shortfall in the CPA calculation of $1.743 billion for SCE during 2001.  SCE further stated that the proposed calculation method does not properly reflect all of
SCE's relevant generation costs, and that adoption of the method and later allocation of a portion of the CPA to the CDWR would materially exacerbate SCE's revenue shortfall.  SCE commented that other flaws in the calculation are that: (1) the proposed CPA is for an indefinite period with no mechanism for adjustments based on changes in actual costs; (2) it ignores the potential impact on SCE's costs if the CDWR is not responsible for the full net-short position; (3) it assumes too low a cost for QF payments (as discussed below); (4) it may improperly exclude authorized generation-related costs; (5) it improperly excludes revenues from nuclear incentive pricing;
and (6) the methodology for calculating the CPA is flawed and based on unreasonable assumptions.  A copy of SCE's comments is attached as Exhibit 99.2.

In an interim order on April 3, 2001, the CPUC adopted the method to calculate the CPA and then applied that method to calculate a company-wide CPA rate for each California utility.  The CPUC used that rate to determine the CPA revenue amount which can be used by the CDWR for issuing bonds.  The CPUC stated that its decision is narrowly focused to calculate the maximum amount of bonds that the CDWR may issue and does not dedicate any particular revenue stream to the CDWR.  The CPUC determined that SCE's CPA rate is 1.120 cents per kWh, which generates revenues of $856.43 million in 2001.  According to the CPUC's methodology, the aggregate annual revenues generated by the CPA rates determined for the three California investor-owned utilities would allow the
CDWR to issue up to $13.4 billion of bonds to pay for power purchases by the CDWR under the provisions of AB1X.
In its calculation of the CPA, the CPUC disregarded all the adjustments requested by SCE in its comments filed on
March 29, 2001 (discussed above).  As to SCE's concerns that the CPA may be overstated and could cause deleterious financial effects on SCE, the CPUC stated that the interim order does not allocate the CPA, and SCE may comment on the allocation of the CPA at a later time.

On March 27, 2001, the CPUC also ordered SCE to begin making payments to QFs for power deliveries on a going forward basis, commencing with April 2001 deliveries.  SCE must pay QFs within 15 days of the end of the QF's billing period, and QFs are allowed to establish 15-day billing periods.  The CPUC provided two special payment options for the month of April only.  Failure to make a payment when due will result in a fine equal to the amount owed.  The CPUC also modified the formula used in calculating payments to QFs by substituting natural gas index prices based on deliveries at the Oregon border in the place of index prices at the Arizona border.  The order further revises other aspects of the payment formula to take into account changes in intrastate gas transportation costs.  The CPUC stated that the changes will probably result in lower QF energy prices.  The changes apply to all QFs whose payments are based on CPUC-approved short-run avoided cost regardless of whether they use natural gas or other resources such as solar or wind.

In its comments on the CPUC's methodology for calculating the CPA (described above), SCE also discussed the QF pricing resulting from the CPUC's March 27 decision on QF payments.  SCE stated that the CPA calculation proposed by the CPUC is based on an assumed QF price of $80 per megawatthour (MWH), which was a target price in earlier negotiations with QFs seeking a settlement on lower prices.  However, those negotiations failed.  SCE provided to the CPUC a forecast showing that QF prices through the remainder of 2001, based on the revised formula adopted by the CPUC and independently forecasted gas prices, will be substantially higher than $80 per MWH.

In its March 27 decisions, CPUC granted a petition previously filed by The Utility Reform Network (TURN), a ratepayer advocacy group, that was opposed by SCE and  PG&E.  The CPUC directed that the balance in SCE's transition revenue account (TRA), whether positive or negative, be transferred on a monthly basis to SCE's transition cost balancing account (TCBA), effective retroactively to January 1, 1998.  The TRA is a regulatory asset account in which SCE records the difference between revenues received from customers through currently frozen rates and the costs of providing service to customers, including power procurement costs.  The TCBA is a regulatory balancing account that tracks the recovery of generation-related transition costs, including stranded investments.  The CPUC also ordered SCE to retroactively restate and record balances in its generation memorandum accounts to the TRA on a monthly basis before any transfer of generation revenues to the TCBA.  SCE believes that this decision by the CPUC is a fundamental departure from established regulatory accounting and ratemaking procedures and is unlawful and unconstitutional.  SCE believes the CPUC's intent was to deny SCE lawful recovery of its costs and to artificially extend the end of the current rate freeze.  The CPUC characterized the changes as merely reducing the prior revenues recorded in the TCBA, thereby affecting only the amount of transition cost recovery achieved to date.  Based upon the transfer of balances into the TCBA, the CPUC stated that the current rate freeze has not ended and will not end until the earlier of recovery of all specified transition costs or
March 31, 2002.  The CPUC said that any undercollection in the TRA cannot be recovered after the rate freeze ends.  But the CPUC also said that it will monitor the balances remaining in the TCBA and consider how to address remaining balances in the ongoing proceedings.  If the CPUC does not modify this decision in a manner consistent with the MOU, SCE intends to challenge the decision through all appropriate avenues.

Although the CPUC has authorized a substantial rate increase, it has allocated the revenues from the increase entirely to future power purchase costs without providing for recovery of SCE's past undercollections for the costs of purchased power.  The CPUC's decisions do not assure that SCE will be able to meet its ongoing obligations or repay past due obligations.  By ordering immediate payments to the CDWR and QFs, the CPUC has exacerbated SCE's cash flow and liquidity problems.  Moreover, the CPUC expressed the view that AB1X continues the utilities' obligations to serve their customers; and the CPUC said that it cannot assume that the CDWR will purchase all the electricity needed above what the utilities either generate or have under contract (the net short position) and cannot order the CDWR to do so.  This could result in SCE incurring additional purchased power costs for which the CPUC has allowed SCE no means of recovery.  In addition, the CPUC's retroactive modifications of established regulatory asset accounts, if not changed, would require EIX and SCE to take substantial earnings charges for the fourth quarter of 2001.  EIX and SCE believe that the CPUC's decisions described above are inconsistent with the terms of the MOU in material respects.  To implement the MOU, it will be necessary for the CPUC to modify or rescind those decisions.  Neither EIX nor SCE can provide any assurance that the CPUC will do so.

As discussed in previous reports, applicable accounting standards permit SCE to defer costs as regulatory assets if those costs are determined to be probable of recovery in future rates.  If SCE determines that regulatory assets, such as the TRA and TCBA, are no longer probable of recovery through regulated rates, they must be written off.  Because of the CPUC's decisions on and after March 27, 2001, including the retroactive transfer of balances from SCE's TRA to its TCBA and related changes, EIX and SCE had to reassess the probability of recovery of the undercollected costs that are now recorded in the TCBA.  Absent a change in those CPUC decisions, or other regulatory or legislative actions, that would make probable the recovery of generation-related regulatory assets,
SCE's and EIX's financial results for the fourth quarter and the fiscal year ended 2000 would include an after-tax charge of approximately $2.5 billion ($4.2 billion on a pre-tax basis), reflecting a write-off of the
TCBA (as restated to reflect the CPUC's March 27, 2001 decisions) and regulatory assets to be recovered through the TCBA mechanism, as of December 31, 2000.  Furthermore, SCE currently does not have regulatory authority to recover any power purchase costs it incurs during 2001 in excess of revenues from retail rates.  Those amounts also would be charged against earnings absent a regulatory or legislative solution, such as implementation of the actions called for in the MOU, that makes recovery of such costs probable.  This would result in further material declines in reported common shareholders' equity, particularly in light of the CPUC's failure to provide SCE with sufficient rate revenues to cover its ongoing costs and obligations as discussed above.  The fourth quarter 2000 charge would cause SCE to be unable to meet an earnings test that must be met before SCE can issue additional first mortgage bonds.  If the MOU is implemented, or a rate mechanism provided by legislation or regulatory authority is established that makes recovery from regulated rates probable as to all or a portion of the amounts that were previously charged against earnings, current accounting standards provide that a regulatory asset would be correspondingly reinstated with a corresponding increase in earnings.

On April 2, 2001, EIX and SCE each filed with the Securities and Exchange Commission a notification of late filing on Form 12b-25 stating that each company could not timely file its annual report on Form 10-K without unreasonable effort and expense because of the continuing developments in the California energy crisis, including especially the CPUC's March 27, 2001 decisions that must be analyzed by EIX and SCE and reflected in their year-end 2000 financial statements.  Under Rule 12b-25, EIX's and SCE's respective Form 10-K reports will be deemed to be timely filed if they are filed by April 17, 2001 (15 calendar days from the prescribed due date).
EIX and SCE presently intend to make their Form 10-K filings by April 17, 2001.

At its March 27, 2000 meeting, the CPUC deferred action on a proposed order instituting an investigation whether
California's investor-owned utilities, including SCE, have complied with past CPUC decisions authorizing the formation of their holding companies and governing affiliate transactions, as well as applicable statutes.  On
March 29, 2001, an assigned commissioner's ruling was issued that requires SCE and EIX to respond within 10 days to document requests and questions that are substantially identical to document requests and questions included in the proposed order instituting investigation.  At its April 3, 2001 meeting, the CPUC adopted the proposed order.  The order reopens past CPUC decisions authorizing the utilities to form holding companies and initiates an investigation into (1) whether the holding companies violated requirements to give priority to the capital needs of their respective utility subsidiaries; (2) whether "ring fencing" actions by EIX and PG&E Corporation and their respective nonutility affiliates also violated the requirements to give priority to the capital needs of their utility subsidiaries; (3) whether the payment of dividends by the utilities violated requirements that the utilities maintain dividend policies as though they were comparable stand-alone utility companies; (4) any additional suspected violations of laws or CPUC rules and decisions; and (5) whether additional rules, conditions, or other changes to the holding company decisions are necessary.  The MOU signed on April 9, 2001 with the CDWR calls for the CPUC to adopt a decision clarifying that the "first priority" condition in SCE's holding company decision refers to equity investment, not working capital for operating costs.  Neither EIX nor
SCE can provide assurance that the CPUC will adopt such a decision, or predict what effects the investigation or any subsequent actions by the CPUC may have on either of them.

On March 27, 2001, SCE announced that it will commence payments on deferred indebtedness.  These payments include
(1) past due interest on first and refunding mortgage bonds, Series 93C Due 2026 and Series 93H Due 2004 (which was paid on March 30, 2001); (2) past due interest on senior unsecured notes, 5-7/8% Series Due 2001 (which will be paid on April 19, 2001, to holders of record as of April 9, 2001, in accordance with the applicable indenture); (3) interest on matured commercial paper; and (4) interest on extendible commercial notes.  Payments on the commercial paper and extendible commercial notes were made on April 6, 2001, and all interest was brought current to March 31, 2001 for the commercial paper and March 28, 2001 for the extendible commercial notes.
Payments will also include interest on past due interest.  Regular payments will be resumed on all interest due going forward, including interest payments due under SCE's bank credit facilities.  Interest on commercial paper will be paid monthly, and interest on the 5-7/8% Series notes will be paid semiannually.  Notices will be provided to holders of the securities about the timing and amount of the interest payments they will receive.
The aggregate amount required to bring interest payments on outstanding indebtedness current as of March 31, 2001 is approximately $26 million.

On February 20, 2001, a group of geothermal energy suppliers affiliated with CalEnergy Operating Company filed a lawsuit against SCE in the Superior Court of Imperial County, California which, as subsequently amended, seeks immediate payment by SCE of $100 million for energy and capacity supplied under QF contracts during November 2000 through February 2001, plus exemplary damages.  The lawsuit also seeks an order allowing the suppliers to stop providing power to SCE and sell the power elsewhere in California.  On March 22, 2001, the court issued an order allowing the suppliers to make sales to third parties because of SCE's failure to make payments for power deliveries.  SCE has requested, in a motion set for hearing on April 16, 2001, that the order be lifted in light of the CPUC's March 27, 2001 decision requiring SCE to resume payments to QFs.  A hearing that was set to be heard on April 2, 2001 on the suppliers' motion for summary adjudication on the issue of breach of contract has been continued to April 16, 2001, due to SCE's intention to seek coordination of this case with other actions that QFs have commenced in various California courts on the payment issue.

On March 2, 2001, two geothermal energy suppliers affiliated with Caithness Corporation filed a lawsuit against
SCE in federal district court in Nevada seeking payment of more than $20 million for energy and capacity delivered to SCE under QF contracts during November and December 2000 and January 2001.  The suppliers sought a writ of attachment against SCE's interest in the Mohave Generating Station for the amount of their claim.  On
March 14, 2001, the court issued an order granting a prejudgment attachment, subject to the suppliers posting surety in the amount of the attachment unless the parties otherwise agree.  The suppliers have not yet posted surety.  The suppliers filed a summary judgment motion and requested that SCE's time to respond be significantly shortened.  The latter request was denied by the court, and SCE's opposition to the summary judgment motion is due on April 11, 2001.

On March 5, 2001, a group of wind energy suppliers affiliated with FPL Group filed a lawsuit against SCE in the
Superior Court of Los Angeles County, California seeking payment of "several million dollars" for energy and capacity delivered to SCE under QF contracts during November and December 2000 and January 2001.  The suppliers filed applications for writs of attachment against unspecified assets of SCE.  On March 28, 2001, the court denied the applications.

On March 28, 2001, IMC Chemicals Inc., a company that operates a cogeneration plant, filed a lawsuit against SCE in the Superior Court of San Bernardino County, California seeking payment of $2.8 million for energy and capacity delivered to SCE under QF contracts during the period from November 2000 through February 2001.  The lawsuit also seeks an order allowing the suppliers to stop providing power to SCE and sell the power to other purchasers.

On March 28, 2001, SCE was served with a lawsuit filed in the Superior Court of Los Angeles County, California by
NP Cogen, the owner-operator of a cogeneration facility.  The lawsuit seeks damages for SCE's alleged failure to pay for power deliveries under a QF contract during the period from November 2000 through February 2001.  The amount of damages sought is not specified, but the complaint alleges that the amount currently owed by SCE under the contract is approximately $8 million.  The lawsuit also seeks a declaration that the owner-operator is excused from further performance under the contract.

On March 29, 2001,Watson Cogeneration Company, which operates a cogeneration facility, filed a lawsuit against
SCE in the Superior Court of Los Angeles, California seeking payment of damages of at least $150 million for energy, capacity and other services delivered to SCE under a QF contract during and since November 2000, plus exemplary damages.  The lawsuit also seeks an order allowing the supplier to stop providing power to SCE and sell the power to other purchasers.

On April 3, 2001, SCE was served with a lawsuit filed in the Superior Court of Los Angeles County, California by
four cogeneration companies affiliated with Delta Power LLC seeking damages of at least $42 million for nonpayment by SCE for power deliveries under four QF contracts during the period from November 2000 through
February 2001.  The lawsuit also seeks a declaration that the companies may terminate the contracts, stop providing power to SCE and sell the power to other purchasers.

On April 3, 2001, SCE was served with a lawsuit filed in the Superior Court of Ventura County, California by EF
Oxnard, Inc., the owner-operator of a cogeneration facility, seeking damages of at least $13.5 million for nonpayment by SCE for power deliveries under a QF contract during the period from November 2000 through February
2001.

On April 5, 2001, Brea Power Partners, L.P., a company that operates a landfill gas-fired plant, filed a lawsuit against SCE and EIX in the Superior Court of Los Angeles County, California seeking payment of $1.65 million for energy and capacity delivered to SCE under a QF contract during the period from November 2000 through March 2001, plus $24 million of additional damages.  The lawsuit also seeks an order allowing the company to stop providing power to SCE and sell the power to other purchasers.

On April 9, 2001, SCE and the California Independent System Operator (ISO) were sued in federal district court in
Los Angeles, California by Inland Paperboard and Packaging, Inc., a company that owns a cogeneration facility.
The lawsuit seeks payment of $5.3 million for energy and capacity delivered to SCE under a QF contract during the period from November 2000 through March 2001, plus additional and treble damages for alleged interference with
Inland Paperboard's ability to sell power to third parties.  The lawsuit also seeks a temporary restraining order and injunction to prevent SCE and the ISO from interfering with such third party sales.

Several other owners or operators of QFs have given SCE letters demanding that SCE pay them past due amounts, requesting approval to sell their energy and capacity to third parties, and in some cases threatening legal action.

In the preceding discussion and elsewhere in this report, the words "expects," "believes," "anticipates,"
"projects," "forecasts," "intends," "predicts," "probable," and other similar expressions are intended to identify forward-looking information that involves risks and uncertainties.  Actual results or outcomes could differ materially as a result of such important factors as implementation (or non-implementation) of the MOU as described above; legislative enactments; the outcome of regulatory and judicial proceedings regarding recovery of costs and other matters; the outcome of state and federal regulatory proceedings concerning wholesale and retail electric rates, accounting mechanisms and other matters; the actions of securities rating agencies; changes in prices of electricity and fuel costs; the availability of credit; changes in financial market conditions; weather conditions; and other unforeseen events, some of which are discussed above.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Not applicable

(b)      Not applicable

(c)      Exhibits

         99.1     Memorandum of Understanding

         99.2     SCE's Comments on Proposed CPA Calculation

                                                    SIGNATURES

Pursuant to the  requirements  of the  Securities  Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 SOUTHERN CALIFORNIA EDISON COMPANY
                                                            (Registrant)

                                                                       KENNETH S. STEWART
                                                 -------------------------------------------------------------
                                                                       KENNETH S. STEWART
                                                        Assistant General Counsel and Assistant Secretary

April 10, 2001